                                                                     EXHIBIT 8.1
                       [Letterhead of Giancarlo & Gnazzo]

                                                                  June 17, 1997

Redwood Trust, Inc.
591 Redwood Highway
Suite 3100
Mill Valley, CA 94941


         Re: Universal Shelf Registration Statement on Form S-3; filed June 17, 1997

Dear Ladies and Gentlemen:

         You have requested our opinion in connection with the Form S-3 Shelf Registration Statement, dated June 17, 1997 (the "Registration Statement") being filed by Redwood Trust, Inc. (the "Company") with respect to an aggregate $300,000,000.00 worth of the following securities which the Company may issue and sell from time to time: (i) shares of its common stock, par value of $0.01 per share (the "Common Stock"); (ii) shares of its preferred stock, in one or more classes or series (the "Preferred Stock"); (iii) warrants to purchase shares of Common Stock or Preferred Stock; (iv) rights to purchase shares of Common Stock or Preferred Stock issued to shareholders; and (v) any combination of the foregoing, either individually or as units consisting of one or more of the foregoing (collectively, the "Securities").

         In connection with the Registration Statement, we have acted as your special tax counsel and have assisted in the preparation of the tax summary for such Registration Statement. In formulating our opinions, we have reviewed (i) the Registration Statement, (ii) the Articles of Incorporation of the Company and its wholly owned subsidiary, Sequoia Mortgage Funding Corporation ("Sequoia"), as amended and supplemented to date, (iii) the Bylaws, as amended, of each of the Company and Sequoia, and (iv) such resolutions, certificates, records, and other documents provided by the Company and Sequoia as we have deemed necessary or appropriate as a basis for the opinions set forth below.
In addition, the Company has provided us with a certificate (the "Officer's Certificate"), executed by a duly appointed and knowledgeable officer of the Company, attached hereto and upon which we have relied, setting forth certain representations relating to various factual and other matters including the prior, current and future methods of operation of the Company and Sequoia. We have also reviewed the opinions of Piper & Marbury L.L.P., and Tobin & Tobin, a professional corporation, each dated the date hereof, with respect to certain matters of Maryland and Delaware law, respectively.

         In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents





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Redwood Trust, Inc.
June 17, 1997
Page 2

of all documents submitted to us as certified, conformed or other copies, and the authenticity of the originals of such copies.

         In rendering our opinions, we have assumed that the transactions described in or contemplated by the foregoing documents have been or will be consummated in accordance with such operative documents, and that such documents accurately reflect the material facts of such transactions. In addition, our opinions are based on the correctness of the following specific assumptions: (i) each of the Company and Sequoia have been and will continue to be organized and operated in the manner described in the Officer's Certificate, the Registration Statement, and the other relevant documents referred to above; and (ii) there have been no changes in the applicable laws of the State of Maryland, the Internal Revenue Code of 1986, as amended (the "Code"), the regulations promulgated thereunder by the Treasury Department (the "Treasury Regulations"), and the interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, all as they exist on the date of this letter. With respect to these assumptions, it should be noted that (x) in the case of the former assumption, the representations set forth in the Officer's Certificate are highly factual in nature and reflect an intention with respect to the future conduct of the business of the Company and Sequoia which may not be achievable if there are future changes in the circumstances of either and (y) in the case of the latter assumption, statutes, regulations, judicial decisions, and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. Any material change that is made after the date hereof in any of the foregoing bases for our opinions could adversely affect our conclusions.

         Based on the foregoing, we are of the opinion that the Company has been organized and operated in conformity with the requirements for qualification as a "real estate investment trust" under the Code since the commencement of its operations on August 19, 1994 through March 31, 1997, the date of the most recent unaudited financial statements of the Company reviewed by us, and the Company's current and contemplated methods of operation, as described in the Registration Statement and as represented by the Company, will enable it to continue to so qualify.

         Other than as expressly stated above, we express no opinion on any issue relating to the Company, to Sequoia or to any investment therein or under any law other than the Federal income tax laws.

         We are furnishing this opinion to you solely in connection with the filing of the Registration Statement and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose without our express written permission.

         We consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to Giancarlo & Gnazzo, A Professional Corporation under the caption "Certain Federal Income Tax Considerations" in the Prospectus included in the Registration Statement.


                                 Very truly yours,

                             /s/ Giancarlo & Gnazzo, A Professional Corporation
                             --------------------------------------------------
                             Giancarlo & Gnazzo, A Professional Corporation


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                        [REDWOOD TRUST, INC. LETTERHEAD]




                               REDWOOD TRUST, INC.

                              OFFICER'S CERTIFICATE


        The undersigned officer of REDWOOD TRUST, INC., a Maryland corporation (the "Company"), hereby certifies, on behalf of the Company, that after due inquiry, she has made the representations set forth below and hereby affirms as of the date hereof the accuracy of such representations with the knowledge that Giancarlo & Gnazzo, A Professional Corporation has relied on them in connection with the preparation of the "Federal Income Tax Considerations" sections of the Company's Shelf Registration Statement, to be filed with the Securities and Exchange Commission on June 17, 1997, and the rendering of its opinions regarding the qualification of the Company as a "real estate investment trust" under the provisions of the Internal Revenue Code of 1986, as amended (the "Code"). To the extent that any of the following representations relate to future events, such representations represent the results that the Company anticipates achieving based on the business plans and operational methods that the Company has followed and intends to continue to follow:

        1. The Company has operated, and will continue to operate, in accordance with: (A) the statements and representations made by the Company in (i) its current Registration Statements on file with the Securities and Exchange Commission, including the S-3 and prospectus for the Company's dividend reinvestment and stock purchase plan ("DRP"), and (ii) its annual and quarterly financial reports with the Securities and Exchange Commission, and (B) the provisions of (i) its organizational documents and (ii) the laws of the State of Maryland.

        2. The Company has adopted December 31 as its taxable year-end for Federal income tax purposes.

        3. The Company (i) has made a timely election, pursuant to section 856
(c) (1) of the Code,(1) to be subject to tax as real estate investment trust (a "REIT") commencing with its 1994 taxable year and (ii) has not revoked, or received any notice of termination, of such election under section 856 (g) of the Code.

        4. At all times after December 31, 1994, (i) the beneficial ownership of the Company has been, and will continue to be, held by 100 or more persons, determined without reference to any rules of attribution, under section 856 (a)
(5) of the Code and (ii) no more than 50 percent in value of the capital stock of the Company has been, or will be, owned, directly or indirectly, by five or fewer individuals as determined under section 856 (h) of the Code.


----------

        (1) All section references to the Code set forth herein shall include references to the applicable Treasury regulations promulgated thereunder.



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        5. The beneficial ownership of the Company has been, and will continue to be, evidenced by transferable shares. The Company has not, and will not, impose, and it is not aware of, any transfer restrictions on the Common Stock, Class B Preferred Stock, or Warrants, other than restrictions (i) contained in the Company's Articles of Incorporation, as amended through the date hereof (the "Articles of Incorporation"), (ii) imposed by applicable Federal and state securities laws, and (iii) imposed under the Amended and Restated 1994 Executive and Non-Employee Director Stock Option Plan. The restrictions contained in the Articles of Incorporation are intended to enable the Company to comply with certain requirements, set forth in sections 856 (a) (5), (a) (6), and (h) of the Code, which are necessary for its qualification as a REIT.

        6. At least 75 percent of the gross income derived by the Company in any taxable year has consisted, and will consist, of (i) interest on obligations secured by mortgages on real property or on interests in real property, (ii) amounts derived from the rental of real property, (iii) gain realized upon the sale or other disposition of real property (including interests in mortgages on real property) that is not property described in section 1221 (1) of the Code, and (iv) amounts described in sections 856 (c) (3) (D) through 856 (c) (3) (I) of the Code.(2)

        7. At least 95 percent of the gross income derived by the Company in any taxable year has consisted, and will consist, of (i) the items of income described in Paragraph 6 above, (ii) certain interest rate agreements described in section 856 (c) (6) (G) of the Code ("Qualifying Interest Rate Agreement"),
(iii) gain from the sale or other disposition of stock or securities which are not property described in section 1221 (1) of the code, (iv) interest and dividends, and (v) any other income qualifying under section 856 (c) (2) of the Code. In 1996, the Company's income from interest rate caps and other hedging instruments, did not exceed 1% of its gross income for such period.

        8. Less than 30 percent of the gross income of the Company in any taxable year has been, and will be, derived from the sale or other disposition of (i) stock or securities held for less than one year, (ii) property in a transaction which is prohibited transaction, as defined in section 857 (b) (6)
(B) of the Code, and (iii) real property (including interests in mortgages on real property) held for less than four years, other than property compulsorily or involuntarily converted within the meaning of section 1033 of the Code and property that is foreclosure property within the definition of section 856 (e) of the Code.

        9. At the end of each calendar quarter, at least 75 percent of the total value of the assets of the Company has consisted, and will consist, of real estate assets within the meaning of sections 856 (c) (5) and 856 (c) (6) (B) of the Code, cash and cash items (including receivables), and U.S. Government securities.


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        (2)    For purposes of the representations set forth in Paragraphs 6, 7,
               8, 9, 10 and 12 hereof, the Company is treated as receiving all income received or accrued by, and owning all of the assets of, any "qualified REIT subsidiary" owned by the Company within the meaning of section 856 (i) (2) of the Code.


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        10. At the end of each calendar quarter, not more than 25 percent of the total value of the assets of the Company has consisted, and will consist, of securities (other than those securities taken into account for purposes of Paragraph 9 above) and the Company has not beneficially owned, and will not beneficially own, any such securities of any one issuer, as determined under section 856 (c) (5) of the Code, (i) having an aggregate value in excess of 5 percent of the value of the total assets of the Company or (ii) representing in excess of 10 percent of the outstanding voting securities of such issuer, except for the stock of any "qualified REIT subsidiary" within the meaning of section 856 (i) (2) of the Code.

        11. The Company has closely monitored, and will continue to closely monitor, its income, including income from hedging transactions and sales of Mortgage Assets, and the purchase, holding, and disposition of its assets in order to comply with the representations set forth in Paragraphs 6, 7, 8, 9, and 10 hereof. Specifically, the Company will continue to monitor it earnings from interest rate caps and other hedging instruments for purposes of determining whether such income constitutes income from Qualifying Interest Rate Agreements and the proper characterization of such arrangements for purposes of the income and asset tests described above. If it is anticipated that the Company may no be able to comply with such representations, the Company will take appropriate measures, including the disposition of non-qualifying assets and/or assets generating non-qualifying income, to comply with such representations

        12. The Company has not earned, and does not expect to earn, income from mortgage servicing rights with respect to mortgage loans beneficially owned by others.

        13. The Company has held 100 percent of the capital stock of Sequoia Mortgage Funding Corporation ("Sequoia") at all times since its formation and will hold 100 percent of the capital stock of any other "qualified REIT subsidiary" within the meaning of section 856 (i) (2) of the Code at all times during the period such corporation is in existence. Sequoia has not issued any securities or incurred any indebtedness to date and will not issue any securities or incur any indebtedness without first seeking the advice of tax counsel.

        14. The Company at all times has complied, and will continue to comply, with the record-keeping requirements prescribed by section 857 (a) (2) of the Code and section 1.856-2 (d) (3) and 1.857-8 of the Treasury regulations.

        15. The Company has distributed to its shareholders with respect to tax years prior to 1997, and will continue to distribute to its shareholders with respect to each taxable year thereafter, amounts equal in the aggregate to at least 95 percent of its " real estate investment trust taxable income" (determined without regard to the deduction for dividends paid and by excluding any net capital gain) plus at least 95 percent of the excess of any "net income from foreclosure property" over the tax imposed by the Code on such net income, if any, as such terms are defined in sections 857 (b) (2) and 856 (b) (4) (B), respectively, of the Code, during the relevant taxable year or during the period thereafter as described in section 858 of the Code.


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        16. The Company will neither modify its existing DRP to allow, nor adopt a DRP that permits, its shareholders to reinvest their cash distributions in shares of the Company at a purchase price less than 95% of the fair market value of such shares on the distribution date. Such discount shall be computed to include all brokerage charges until advised otherwise by counsel. In addition, the Company will seek the advice of tax counsel prior to granting "waiver discounts" in excess of that generally available to other participants in the plan.

        17. The Company will not form or acquire an interest in any taxable subsidiary to undertake hedging or securitization activities without first obtaining an opinion of counsel to the effect that the formation and contemplated methods of operation of such corporation will not cause the Company to fail to satisfy the representations set forth in Paragraph 6, 7, 8, 9, and 10 hereof.

        18. The Company at all times has beneficially held, and will continue to beneficially hold, its Mortgage Assets and all of its other material assets for investment purposes and not as (i) stock in trade of other property of a kind which would properly be includible in inventory if on hand at the close of the taxable year, or (ii) property held primarily for sale to customers in the ordinary course of the trade or business of the Company.

        19. The representations set forth herein as to the Company's Mortgage Assets will be true with respect to any mortgage assets acquired by the Company after the date hereof.

        IN WITNESS WHEREOF, I have, on behalf of Redwood Trust, Inc., signed this Certificate as of the 17th day of June, 1997.


                                   REDWOOD TRUST INC.



                                   /s/ Vickie L. Rath
                                   ---------------------------------------------
                                   Vickie L. Rath
                                   Vice President, Treasurer and Controller